Exhibit 99.1

FOR IMMEDIATE RELEASE

KAREN A. TWITCHELL NAMED TO BOARD OF DIRECTORS OF
KMG CHEMICALS

Replacing Charles L. Mears Who Has Retired from the Company’s Board

HOUSTON, TX – February 25, 2010 – KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that Charles L. Mears has retired from the Board of Directors, and that Karen A. Twitchell has joined its Board, filling the vacancy left by Mr. Mears.

Ms. Twitchell was Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company (a predecessor by merger to LyondellBasell) from 2001 to 2009, where she was responsible for global treasury operations for this worldwide chemical and refining company. She previously served as Vice President and Treasurer of Kaiser Aluminum Corporation and of Southdown Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department.

Ms. Twitchell holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University.

Neal Butler, President and CEO of KMG, stated, “Chuck Mears has served as a valuable member of the board of KMG since 2001. His contributions have been instrumental in the success of our company, and we thank him for his dedication and many years of service. At the same time, we are pleased to welcome Karen as a member of our Board. She brings extensive financial and chemical industry experience. Her skills and insights should prove invaluable as we continue to execute our strategy and grow the Company.”

About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic, wood treatment, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Investor Relations Counsel:
Chief Financial Officer
The Equity Group Inc.
KMG Chemicals, Inc.
Melissa Dixon
713-600-3814
212-836-9613
JSobchak@kmgchemicals.com
MDixon@equityny.com
www.kmgchemicals.com

Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com